Exhibit 11.



Norwest Corporation and Subsidiaries
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)


In thousands, except per common share amounts            Quarter Ended
                                                            March 31
                                                         1994        1993

PRIMARY:
 Weighted average number of common shares
  outstanding .....................................    310,908     302,876
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price ....................................      2,258       2,858
                                                       313,166     305,734

Net income ........................................   $190,542     158,328
 Less dividends accrued on preferred stock ........      7,161       7,963
 Net income, as adjusted ..........................   $183,381     150,365

 Net income per common share ......................   $   0.59        0.49

FULLY DILUTED:
 Weighted average number of common shares
  outstanding .....................................    310,908     302,876
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price or period-end market price,
  whichever is higher .............................      2,252       3,187
 Assumed conversion of 6-3/4% convertible
  subordinated debentures due 2003 and 12%
  convertible notes due 1993 as of the beginning
  of the period ...................................         48         826
 Assumed conversion of Cumulative Convertible
  Preferred Stock, Series B .......................     12,627      16,872
                                                       325,835     323,761

Net income ........................................   $190,542     158,328
 Less dividends accrued on preferred stock ........      3,158       3,074
 Add 6 3/4% convertible subordinated debentures
  and 12% convertible notes due 1993
  interest and amortization of debt expense,
  net of income tax effect ........................          3         133
 Net income, as adjusted ..........................   $187,387     155,387

 Net income per common share.......................   $   0.58        0.48
